May 16, 2025

Aurinia Pharmaceuticals Inc.
#140, 14315 – 118 Avenue
Edmonton, AB T5L 4S6

Dear Sirs/Mesdames:

RE: AURINIA PHARMACEUTICALS INC.

We are acting as Canadian counsel to Aurinia Pharmaceuticals Inc. (the "**Corporation**") in connection with the filing on the date hereof of a Registration Statement on Form S-8 (the "**Form S-8**") registering an additional 6,000,000 common shares of the Corporation (the "**Shares**") issuable in accordance with the Corporation's Amended and Restated Equity Incentive Plan (the "**Plan**"). We have made such investigations and examined originals or copies certified or otherwise identified to our satisfaction of such documents, records and certificates of the Corporation as we have considered necessary or relevant for the purposes of this opinion including:

(a) the restated articles and by-laws of the Corporation, each as amended to date;

(b) the Plan; and

(c) resolutions of the directors and shareholders of the Corporation authorizing the Plan, including any amendments or supplements thereto.

For purposes of this opinion, we have assumed with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies and the legal capacity of all individuals who have executed any of such documents. We have assumed: (i) that copies of all documents submitted to us have been executed in the form reviewed by us, have not been amended or modified, since the date they were submitted to us, by written or oral agreement of the parties thereto, by the conduct of the parties thereto, or otherwise; (ii) that all representations and certificates dated prior to or on the date hereof upon which we have relied continue to remain accurate in all material respects as of the date hereof; and (iii) that the aforesaid copies have been executed and unconditionally delivered by the Corporation in the form reviewed by us.

Based and relying upon and subject to the foregoing we are of the opinion that the Shares, when issued and paid for in accordance with the Plan will be validly issued as fully paid and non-assessable shares in the capital of the Corporation.

The foregoing opinion is limited to the laws of Alberta and the federal laws of Canada applicable therein.

We consent to the filing of this opinion as an exhibit to the Form S-8. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the United